Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Announces Results for Second Quarter 2024

LOS ANGELES, CA – (BUSINESS WIRE) – July 30, 2024 – Broadway Financial Corporation (“Broadway” or the “Company”) (NASDAQ: BYFC), parent company of City First Bank, National Association (the “Bank”, and collectively, with the Company, “we” or “City First Broadway”), reported consolidated net earnings of $269 thousand, or $0.03 per diluted share, for the second quarter of 2024, compared to consolidated net earnings of $243 thousand, or $0.03 per diluted share (adjusted for the 1-for-8 reverse stock split effective November 1, 2023), for the second quarter of 2023.

During the second quarter of 2024, net interest income increased by $650 thousand, or 8.9%, to $7.9 million, compared to the second quarter of 2023.  The increase resulted from higher interest income of $3.8 million, primarily due to an increase in interest on loans, partially offset by higher interest expense of $3.2 million, which was primarily due to an increase in the cost of borrowings and deposits.  During the second quarter of 2024, non-interest expense increased $859 thousand, or 13.4%, compared to the first quarter of 2024, mainly due to an increase of $735 thousand in compensation and benefits expense.

For the first six months of 2024, the Company reported consolidated net earnings of $105 thousand, or $0.01 per diluted share, compared to consolidated net earnings of $1.8 million, or $0.20 per diluted share (adjusted for the 1-for-8 reverse stock split effective November 1, 2023), for the first six months of 2023.  The decrease primarily resulted from an increase in non-interest expense of $2.4 million during the first six months of 2024, compared to the first six months of 2023, primarily due to increases in compensation and benefits expense of $1.4 million and professional services expense of $861 thousand.  Additionally, net interest income declined by $100 thousand as interest expense increased by $7.7 million, more than offsetting an increase of $7.6 million in interest income.  These decreases were partially offset by a decrease in tax expense of $678 thousand during the first six months of 2024, compared to the first six months of 2023.

Second Quarter 2024 Highlights:

•	During the second quarter of 2024, total interest income increased by $3.8 million, or 33.1%, compared to the second quarter of 2023.
•	The yield on average interest-earning assets increased by 67 basis points to 4.71% for the second quarter of 2024, compared to 4.04% for the second quarter of 2023.
•	Total gross loans receivable increased by $59.0 million, or 6.6%, to $946.8 million at June 30, 2024, compared to $887.8 million at December 31, 2023.
•	Total deposits increased by $4.7 million during the first six months of 2024 to $687.4 million, compared to $682.6 million at December 31, 2023.

Chief Executive Officer, Brian Argrett commented, “During the second quarter we were able to return to profitability, based upon robust growth of over 33% in our total interest income and over 14% in net interest income after provision for credit losses, as compared to the second quarter of 2023.  The growth in our top line results continued our record of increasing total interest income, which has increased in each of the thirteen quarters since the merger of Broadway and CFBanc Corporation.  The increase in interest income reflects an increase of approximately 60% in our loan portfolio since the merger, and almost 46% since receipt of the equity investment under the U.S. Treasury’s Emergency Capital Investment Program in June 2022.  In addition, the growth in interest income reflects improving yields on our interest-earning assets, which have increased by 160 basis points, or almost 52%, since the end of March 2022 when the Federal Open Market Committee of the Federal Reserve began implementing interest rate hikes to curb inflation.  I am pleased to report again that we have been able to achieve these increases while maintaining the quality of the Bank’s loan portfolio, as our delinquencies remain modest.”

“Despite these improvements, our bottom-line performance has continued to suffer from the compression in our net interest margin, which reflects the sharp increase in the Bank’s cost of funds resulting from the rate hikes implemented by the Federal Reserve.  We are continuing our efforts to reduce our cost of funds and were able to increase our average balance of non-interest-bearing liabilities by $26 million during the second quarter, complementing the reduction in higher cost borrowings during the first quarter of the year.”

“In addition, our performance during the second quarter was impacted by the remediation steps that have been undertaken to address identified weaknesses in our controls over financial disclosures.   The results for the second quarter were impacted by the investments in people that we made over the past fifteen months to enhance our operational capabilities to professionally manage our business, improve our efficiency, and promote our continued growth.  We are excited to welcome the new members of our team, including the senior executives who joined the Company during the second quarter.”

“We remain focused on serving low-to-moderate income communities within our target markets and are confident in our ability to execute our plans in pursuit of our mission because of the investments in our team and the Company’s strong base of equity capital, which represented over 20.6% of Broadway’s total assets at June 30, 2024.”

“Finally, I wish to thank our team members for their tremendous dedication to our mission and operating performance, and our stockholders and depositors for their continued support of our broader strategy and growth.  Your efforts and financial support are fundamental to our ability to expand the service and support that City First Broadway provides to our communities, customers, and broader stakeholders.”

Net Interest Income

Second Quarter of 2024 Compared to Second Quarter of 2023

Net interest income before provision for credit losses for the second quarter of 2024 totaled $7.9 million, representing an increase of $650 thousand, or 8.9%, from net interest income before provision for credit losses of $7.3 million for the second quarter of 2023.  The increase resulted from higher interest income, primarily due to an increase in interest on loans, partially offset by an increase in interest expense, due to increases in the cost of borrowings and deposits.  The increase in interest income was primarily due to growth of $145.5 million in average loans receivable during the second quarter of 2024, compared to the second quarter of 2023.  In addition, the overall rate earned on interest-earning assets increased by 67 basis points as the Bank earned higher rates on the loan portfolio, as well as on interest-earning deposits and securities.  Net interest margin decreased to 2.41% for the second quarter of 2024 from 2.52% for the second quarter of 2023, primarily due to an increase in the average cost of funds, which increased to 3.19% for the second quarter of 2024 from 2.12% for the second quarter of 2023, due to higher rates paid on deposits and borrowings after eleven rate increases by the Federal Open Market Committee of the Federal Reserve (the “FRB”) from March 2022 through December 2023.

First Six Months of 2024 Compared to the First Six Months of 2023

Net interest income before provision for credit losses for the six months ended June 30, 2024, totaled $15.4 million, representing a decrease of $100 thousand, or 0.6%, from net interest income before provision for credit losses of $15.5 million for the six months ended June 30, 2023.  The decrease resulted from an increase of $7.7 million in interest expense, primarily due to an increase in the average cost of funds, which increased to 3.11% for the first six months of 2024 from 1.76% for the first six months of 2023, due to higher interest rates on both deposits and borrowings.  This decrease was partially offset by an increase of $7.6 million in interest income for the six months ended June 30, 2024, compared to the six months ended June 30, 2023, primarily due to an increase of $143.3 million in the average balance of loans receivable.  In addition, interest income increased due to an increase of 60 basis points in the overall rate earned on interest-earning assets during the six months ended June 30, 2024, as the Bank earned higher rates on interest-earning deposits, the loan portfolio, and, to a lesser extent, securities.  Net interest margin decreased to 2.34% for the six months ended June 30, 2024, compared to 2.74% for the six months ended June 30, 2023.

The following tables set forth the average balances, average yields and costs, and certain other information for the periods indicated.  All average balances are daily average balances.  The yields set forth below include the effect of deferred loan fees, and discounts and premiums that are amortized or accreted to interest income or expense.

	For the Three Months Ended June 30,
	2024			2023
	(Dollars in thousands)
	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield
Assets
Interest-earning assets:
Interest-earning deposits	$88,294	$1,189	5.42%	$16,615	$167	4.02%
Securities	276,457	1,876	2.73%	326,051	2,183	2.68%
Loans receivable (1)	943,072	12,179	5.19%	797,550	9,098	4.56%
FRB and FHLB stock (2)	13,835	244	7.09%	11,602	192	6.62%
Total interest-earning assets	1,321,658	$15,488	4.71%	1,151,818	$11,640	4.04%
Non-interest-earning assets	53,507			67,173
Total assets	$1,375,165			$1,218,991

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Money market deposits	$274,915	$1,623	2.37%	$253,110	$931	1.47%
Savings deposits	57,684	102	0.71%	60,826	16	0.11%
Interest checking and other demand deposits	73,853	166	0.90%	96,340	88	0.37%
Certificate accounts	163,237	1,195	2.94%	153,972	514	1.34%
Total deposits	569,689	3,086	2.18%	564,248	1,549	1.10%
FHLB advances	209,261	2,593	4.98%	186,664	2,141	4.59%
Bank Term Funding Program borrowing	100,000	1,210	4.87%	-	-	-%
Other borrowings	74,523	681	3.68%	75,821	682	3.60%
Total borrowings	383,784	4,484	4.70%	262,485	2,823	4.30%
Total interest-bearing liabilities	953,473	$7,570	3.19%	826,733	$4,372	2.12%
Non-interest-bearing liabilities	139,900			113,803
Stockholders’ equity	281,792			278,455
Total liabilities and stockholders’ equity	$1,375,165			$1,218,991

Net interest rate spread (3)		$7,918	1.52%		$7,268	1.93%
Net interest rate margin (4)			2.41%			2.52%
Ratio of interest-earning assets to interest-bearing liabilities			138.62%			139.32%

(1)	Amount is net of deferred loan fees, loan discounts and loans in process, and includes deferred origination costs and loan premiums.
(2)	FRB is Federal Reserve Board. FHLB is Federal Home Loan Bank.
(3)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)	Net interest rate margin represents net interest income as a percentage of average interest-earning assets.

	For the Six Months Ended June 30,
	2024			2023
	(Dollars in thousands)
	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield
Assets
Interest-earning assets:
Interest-earning deposits	$97,640	$2,533	5.22%	$15,187	$286	3.77%
Securities	290,721	3,951	2.73%	327,178	4,363	2.67%
Loans receivable (1)	925,443	23,308	5.06%	782,101	17,633	4.51%
FRB and FHLB stock (2)	13,777	489	7.14%	11,175	401	7.18%
Total interest-earning assets	1,327,581	$30,281	4.59%	1,135,641	$22,683	3.99%
Non-interest-earning assets	51,988			67,953
Total assets	$1,379,569			$1,203,594

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Money market deposits	$272,290	$3,065	2.26%	$263,265	$1,700	1.29%
Savings deposits	58,377	204	0.70%	61,201	29	0.09%
Interest checking and other demand deposits	78,772	311	0.79%	100,006	167	0.33%
Certificate accounts	164,319	2,305	2.82%	149,550	956	1.28%
Total deposits	573,758	5,885	2.06%	574,022	2,852	0.99%
FHLB advances	209,280	5,191	4.99%	165,521	3,464	4.19%
Bank Term Funding Program borrowing	100,000	2,413	4.85	-	-	-%
Other borrowings	76,688	1,350	3.54%	72,973	825	2.26%
Total borrowings	385,968	8,954	4.67%	238,494	4,289	3.60%
Total interest-bearing liabilities	959,726	$14,839	3.11%	812,516	$7,141	1.76%
Non-interest-bearing liabilities	138,012			112,281
Stockholders’ equity	281,831			278,797
Total liabilities and stockholders’ equity	$1,379,569			$1,203,594

Net interest rate spread (3)		$15,442	1.48%		15,542	2.24%
Net interest rate margin (4)			2.34%			2.74%
Ratio of interest-earning assets to interest bearing liabilities			138.33%			139.77%

(1)	Amount is net of deferred loan fees, loan discounts and loans in process, and includes deferred origination costs and loan premiums.
(2)	FRB is Federal Reserve Board. FHLB is Federal Home Loan Bank.
(3)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)	Net interest rate margin represents net interest income as a percentage of average interest-earning assets.

Provision for Credit Losses

For the three months ended June 30, 2024, the Company recorded a provision for credit losses of $494 thousand, compared to a provision for credit losses of $768 thousand for the three months ended June 30, 2023.  For the six months ended June 30, 2024, the Company recorded a provision for credit losses of $754 thousand, compared to a provision for credit losses of $810 thousand for the six months ended June 30, 2023.  The provisions for credit losses during the second quarter and six months ended June 30, 2024 include recoveries of provisions for credit losses for off-balance sheet loan commitments of $57 thousand and $1 thousand, respectively.  The decreases in the provisions for credit losses during the second quarter and six months ended June 30, 2024 were primarily due to lower loan originations and declines in the provision for credit losses for off-balance sheet loan commitments.

The allowance for credit losses (“ACL”) increased to $8.1 million as of June 30, 2024, compared to $7.3 million as of December 31, 2023 due to growth in the loan portfolio.

The Bank had two non-accrual loans at June 30, 2024 with total unpaid principal balances of $328 thousand.  No loan charge-offs were recorded during the quarters or six months ended June 30, 2024 or 2023.

Non-interest Income

Non-interest income for the second quarter of 2024 totaled $273 thousand, compared to $260 thousand for the second quarter of 2023.

For the first six months of 2024, non-interest income totaled $579 thousand, compared to $549 thousand for the same period in the prior year.  The increase was primarily due to an increase in fees from a revenue sharing agreement with another financial institution.

Non-interest Expense

Total non-interest expense was $7.3 million for the second quarter of 2024, compared to $6.4 million for the second quarter of 2023, representing an increase of $859 thousand, or 13.4%.  The increase was primarily due to an increase of $735 thousand in compensation and benefits expense, which reflects the investment in additional executives and staff to support growth and strengthen overall controls and management depth.  As previously reported, the Company hired a new Chief Financial Officer.  The Company also recently hired a new General Counsel and Chief Risk Officer, Chief Accounting Officer, and Treasurer.

For the first six months of 2024, non-interest expense totaled $15.1 million, representing an increase of $2.4 million, or 19.1%, from $12.7 million for the same period in the prior year.  The increase of $2.4 million primarily resulted from increases in compensation and benefits expense of $1.4 million and professional services expense of $861 thousand.  The increase in compensation and benefits expense was primarily attributable to the addition of full-time employees during 2023 in various production and administrative positions as part of the Bank’s efforts to expand its operational capabilities to grow its balance sheet and fulfill the intersecting lending objectives of the Company’s mission and the ECIP funding received in June 2022. The increase in professional service expense was primarily due to hiring a third-party firm to assist with reviewing certain general ledger account reconciliations, as well as other professionals, in connection with the Company’s investigation of the weaknesses in internal controls that were identified during preparation of the financial statements for the third quarter of 2023.

Income Taxes

Income taxes are computed by applying the statutory federal income tax rate of 21% and the combined California and Washington, D.C. income tax rate of 9.75% to taxable income.  The Company recorded an income tax expense of $146 thousand for the second quarter of 2024, compared to $93 thousand for the second quarter of 2023.  The increase in tax expense reflected an increase of $78 thousand in pre-tax income between the two periods.  The effective tax rate was 35.01% for the second quarter of 2024, compared to 27.43% for the second quarter of 2023.  The increase in the effective tax rate was primarily due to the vesting of stock awards, which are non-deductible expenses for taxes.

For the six months ended June 30, 2024, income tax expense was $89 thousand, compared to $767 thousand for the six months ended June 30, 2023.  The decrease in tax expense reflected a decrease in in pretax earnings of $2.4 million between the two periods. The effective tax rate was 50.28% for the six months ended June 30, 2024, compared to 29.41% for the six months ended June 30, 2023.  The increase in the effective tax rate was primarily due to the vesting of stock awards.

Balance Sheet Summary

Total assets decreased by $8.1 million at June 30, 2024, compared to December 31, 2023, reflecting decreases in securities available-for-sale of $55.5 million and cash and cash equivalents of $15.4 million, partially offset by growth in net loans of $58.3 million and other assets of $4.1 million.

Loans held for investment, net of the ACL, increased by $58.3 million to $938.7 million at June 30, 2024, compared to $880.5 million at December 31, 2023.  The increase was primarily due to loan originations of $97.0 million during the first six months of 2024, which consisted of $53.8 million in multi-family loans, $21.5 million in commercial real estate loans, $17.5 million in other commercial loans, $3.7 million in construction loans, and $500 thousand in SBA loans, partially offset by loan payoffs and repayments of $38.7 million.

Deposits increased by $4.7 million to $687.4 million at June 30, 2024, from $682.6 million at December 31, 2023.  The increase in deposits was attributable to an increase of $19.4 million in Insured Cash Sweep (“ICS”) deposits (ICS deposits are the Bank’s money market deposit accounts in excess of FDIC insured limits whereby the Bank makes reciprocal arrangements for insurance with other banks), partially offset by decreases of $8.4 million in liquid deposits (demand, interest checking, and money market accounts), $3.2 million in savings deposits, $1.7 million in other certificates of deposit accounts and $1.4 million in Certificate of Deposit Registry Service (“CDARS”) deposits (CDARS deposits are similar to ICS deposits, but involve certificates of deposit, instead of money market accounts).  We leverage our long-standing partnership with IntraFi Deposit Solutions to offer deposit insurance for accounts exceeding the FDIC deposit insurance limit of $250,000.  As of June 30, 2024, the Bank’s uninsured deposits, including deposits from Broadway and other affiliates, represented 35% of the Bank’s total deposits, compared to 37% as of December 31, 2023.

Total borrowings decreased by $14.9 million to $381.9 million at June 30, 2024, from $396.8 million at December 31, 2023, primarily due to the payoff of two notes payable totaling $14.0 million during January 2024.  The notes payable had a blended interest cost of approximately 3.75%.

Stockholders’ equity was $282.3 million, or 20.7% of the Company’s total assets, at June 30, 2024, compared to $281.9 million, or 20.5% of the Company’s total assets, at December 31, 2023.  Book value per share was $14.49 at June 30, 2024, compared to $14.65 at December 31, 2023.

About Broadway Financial Corporation

Broadway Financial Corporation operates through its wholly-owned banking subsidiary, City First Bank, National Association, which is a leading mission-driven bank that serves low-to-moderate income communities within urban areas in Southern California and the Washington, D.C. market.

About the City First Branded Family

City First Bank offers a variety of commercial real estate loan products, services, and depository accounts that support investments in affordable housing, small businesses, and nonprofit community facilities located within low-to-moderate income neighborhoods.  City First Bank is a Community Development Financial Institution, Minority Depository Institution, Certified B Corp, and a member of the Global Alliance of Banking on Values.  The Bank and the City First network of nonprofits, City First Enterprises, Homes By CFE, and City First Foundation, represent the City First branded family of community development financial institutions, which offer a robust lending and deposit platform.

Stockholders, analysts, and others seeking information about the Company are invited to write to:  Broadway Financial Corporation, Investor Relations, 4601 Wilshire Boulevard, Suite 150, Los Angeles, CA 90010 or contact Investor Relations at the phone number or email address below.

Contacts

Investor Relations
Zack Ibrahim, Chief Financial Officer, (202) 243-7100
Investor.relations@cityfirstbroadway.com

Cautionary Statement Regarding Forward-Looking Information

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations or financial condition, business strategy and plans and objectives of management for future operations and capital allocation and structure, are forward-looking statements.  Forward‑looking statements typically include the words “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” “poised,” “optimistic,” “prospects,” “ability,” “looking,” “forward,” “invest,” “grow,” “improve,” “deliver” and similar expressions, but the absence of such words or expressions does not mean a statement is not forward-looking.  These forward‑looking statements are subject to risks and uncertainties, including those identified below, which could cause actual future results to differ materially from historical results or from those anticipated or implied by such statements.  The following factors, among others, could cause future results to differ materially from historical results or from those indicated by forward‑looking statements included in this press release: (1) the level of demand for mortgage and commercial loans, which is affected by such external factors as general economic conditions, market interest rate levels, tax laws, and the demographics of our lending markets; (2) the direction and magnitude of changes in interest rates and the relationship between market interest rates and the yield on our interest‑earning assets and the cost of our interest‑bearing liabilities; (3) the rate and amount of credit losses incurred and projected to be incurred by us, increases in the amounts of our nonperforming assets, the level of our loss reserves and management’s judgments regarding the collectability of loans; (4) changes in the regulation of lending and deposit operations or other regulatory actions, whether industry-wide or focused on our operations, including increases in capital requirements or directives to increase allowances for credit losses or make other changes in our business operations; (5) legislative or regulatory changes, including those that may be implemented by the current administration in Washington, D.C. and the Federal Reserve Board; (6) possible adverse rulings, judgments, settlements and other outcomes of litigation; (7) actions undertaken by both current and potential new competitors; (8) the possibility of adverse trends in property values or economic trends in the residential and commercial real estate markets in which we compete; (9) the effect of changes in general economic conditions; (10) the effect of geopolitical uncertainties; (11) the impact of health crises on our future financial condition and operations; (12) the impact of any volatility in the banking sector due to the failure of certain banks due to high levels of exposure to liquidity risk, interest rate risk, uninsured deposits and cryptocurrency risk; and (13) other risks and uncertainties.  All such factors are difficult to predict and are beyond our control.  Additional factors that could cause results to differ materially from those described above can be found in our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K or other filings made with the SEC and are available on our website at http://www.cityfirstbank.com and on the SEC’s website at http://www.sec.gov.

Forward-looking statements in this press release speak only as of the date they are made, and we undertake no obligation, and do not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except to the extent required by law.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY
Selected Financial Data and Ratios (Unaudited)
(Dollars in thousands, except per share data)

	June 30, 2024		December 31, 2023
Selected Financial Condition Data and Ratios:
Cash and cash equivalents	$89,813		$105,195
Securities available-for-sale, at fair value	261,454		316,950
Loans receivable held for investment	946,840		887,805
Allowance for credit losses	(8,104)		(7,348)
Loans receivable held for investment, net of allowance	938,736		880,457
Total assets	1,367,290		1,375,404
Deposits	687,369		682,635
Securities sold under agreements to repurchase	72,658		73,475
FHLB advances	209,242		209,319
Bank Term Funding Program borrowing	100,000		100,000
Notes payable	-		14,000
Total stockholders' equity	282,293		281,903

Book value per share	$14.49		$14.65
Equity to total assets	20.65%		20.50%

Asset Quality Ratios:
Non-accrual loans to total loans	0.03%		0.00%
Non-performing assets to total assets	0.02%		0.00%
Allowance for credit losses to total gross loans	0.86%		0.83%
Allowance for credit losses to non-performing loans	2470.73%		N/A

Non-Performing Assets:
Non-accrual loans	$328		$-
Loans delinquent 90 days or more and still accruing	-		-
Real estate acquired through foreclosure	-		-
Total non-performing assets	$328		$-

Delinquent loans less than 30 days delinquent	$5,068		$7,022
Delinquent loans 31 to 89 days delinquent	$710		$780
Delinquent loans greater than 90 days delinquent	$5		$-

	Three Months Ended June 30,				Six Months Ended June 30,
Selected Operating Data and Ratios:	2024		2023		2024		2023
Interest income	$15,488		$11,640		$30,281		$22,683
Interest expense	7,570		4,372		14,839		7,141
Net interest income	7,918		7,268		15,442		15,542
Provision for credit losses	494		768		754		810
Net interest income after provision for credit losses	7,424		6,500		14,688		14,732
Non-interest income	273		260		579		549
Non-interest expense	(7,280)		(6,421)		(15,090)		(12,673)
Income before income taxes	417		339		177		2,608
Income tax expense	146		93		89		767
Net income	$271		$246		$88		$1,841

Net income (loss) - non-controlling interest	2		3		(17)		25
Net income Broadway Financial Corporation	$269		$243		$105		$1,816

Earnings per common share-diluted	$0.03		$0.03 (3)		$0.01		$0.20 (3)

Loan originations (1)	$25,510		$63,983		$97,026		$98,219

Net recoveries to average loans	(0.00)%	(2)	(0.00)%	(2)	(0.00)%	(2)	(0.00)%	(2)
Return on average assets	0.08%	(2)	0.06%	(2)	0.01%	(2)	0.29%	(2)
Return on average equity	0.38%	(2)	0.24%	(2)	0.06%	(2)	1.26%	(2)
Net interest margin	2.40%	(2)	2.52%	(2)	2.33%	(2)	2.74%	(2)

(1)	Does not include net deferred origination costs.
(2)	Annualized
(3)	Retroactively adjusted for a 1-for-8 reverse stock split effective November 1, 2023.